Exhibit 99.1

Media Contact:	Company Contact:
Joseph Crivelli	Marc Sanders
Senior Vice President	Director of Marketing
Gregory FCA Communications	Royal Bank America
Office: 610-228-2100	Office: 610-668-4700
Cell: 610-299-6700	Cell: 484-802-1944
ROYAL BANCSHARES OF PENNSYLVANIA, INC. ANNOUNCES
FINANCIAL RESULTS FOR THIRD QUARTER
ENDED SEPTEMBER 30, 2009
NARBERTH, PA — November 13, 2009 — Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) today announced its consolidated financial results for the third quarter ended September 30, 2009.
The net loss attributable to Royal Bancshares (“Royal”) was $4.4 million for the three months ended September 30, 2009, or $0.37 cents loss per common share, compared to a net loss of $12.0 million, or $0.90 cents loss per common share, in the same period in 2008. The improvement in year over year results was primarily the result of a significant reduction in impairment losses on available for sale securities ($492,000 compared to $14.7 million in the third quarter of 2008), a $2.4 million increase in gains on the sale of investment securities, and a $1.6 million decrease in the provision for loan and lease losses.
For the nine months ended September 30, 2009, net loss attributable to Royal was $23.2 million, or $1.84 loss per common share, compared to a net loss of $10.8 million, or $0.81 cents loss per common share, in the nine months ended September 30, 2008. In 2009, results were negatively impacted by a $3.2 million increase in OREO and loan collection expenses, including valuation expenses, and a $6.5 million reduction in net interest income after provision for loan and lease losses as a result of growth in non-performing loans. In addition, 2008 results were positively impacted by a $6.9 million tax benefit; there was no corresponding tax benefit in 2009.

Robert Tabas, Chairman and CEO, said “While we are disappointed in the third quarter loss, and the overall economic environment remains challenging for community banks, we do believe there are some bright spots in our quarterly financial results that demonstrate we are making positive progress in executing our turnaround plan. We are encouraged by the fact that classified loans plus ORE have decreased approximately $10 million from the second quarter, and believe this clearly illustrates the hard work we have done to manage credit quality issues is paying off. We also continue to see momentum for our ‘Spur The Economy.com’ small business lending initiative where we partner with businesses in our communities to support their growth and boost our region’s economy. This important strategic initiative is critical to repositioning Royal Bank America from our historic focus on real estate lending.”
Tabas added, “Our capital base and liquidity remain strong, and Royal, as well as its banking subsidiaries, continue to meet all regulatory capital ratio levels required for an institution to be considered ‘well-capitalized.’ With the pending sale of Royal Asian Bank that was announced during the third quarter and is expected to close in the first quarter of 2010, we will bolster our capital base and liquidity even further.”
Tabas continued, “We have taken additional measures to reduce credit risk in our investment portfolio. During the quarter, we divested higher-risk investments, while recovery in the equity and fixed income markets has increased fair market values of many of our remaining securities. In addition, we have shifted our investment focus by purchasing safer government agency investment securities.”
Tabas concluded, “We appreciate the patience our investors have shown during the past several quarters. The entire Royal team is working hard to restore the bank to profitability, and we believe that we made positive progress in this regard during the third quarter.”

The following is an overview of key financial metrics at quarter end:
•	Total deposits increased 11.0% in the quarter to $843.9 million at September 30, 2009 as compared to $760.1 million at December 31, 2008. This increase is net of $64.1 million of deposits that are shown as liabilities held for sale related to the pending sale of Royal Asian Bank.

•	Total capital to risk-weighted assets for Royal Bank America was 13.46%, compared to a well-capitalized regulatory standard of 10.00%; Tier I capital to risk-weighted assets was 12.19%, compared to a well-capitalized regulatory standard of 6.00%; and Tier I capital to average assets is 8.80% compared to a well-capitalized regulatory standard of 5.00%.

•	Current liquidity for Royal Bank America exceeds $300 million as compared to $130 million reported at the end of the second quarter of 2009.

•	Net interest income after a provision for loan and lease losses was $3.5 million in the third quarter of 2009, compared to $2.8 million for the same period in 2008. Net interest income after a provision for loan and lease losses was $7.7 million for the nine months ended June 30, 2009, compared to $14.2 million for the same period in 2008.

•	For the nine months ended September 30, 2009, net interest margin was 2.38% compared to 3.32% in the comparable period of 2008. The factors negatively impacting the net interest margin for the nine month period were consistent with those affecting the net interest margin during the third quarter of 2009.

•	Gains on sales of Available For Sale (AFS) investment securities were $1.3 million for the third quarter as compared to a loss on sales of AFS investment securities of $1.1 million in the third quarter of 2008.

About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. More information on Royal Bancshares of Pennsylvania, Inc., our banks and subsidiaries is available at www.royalbankamerica.com.
Forward Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2008.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
CONDENSED INCOME STATEMENT

	Three Months		Nine Months
	Ended Sept. 30th		Ended Sept. 30th
(in thousands, except for earnings per share)	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$16,799	$17,632	$49,723	$55,407
Interest Expense	9,570	9,517	28,536	28,142

Net Interest Income	7,229	8,115	21,187	27,265
Provision for Loan Losses	3,716	5,275	13,469	13,087

Net Interest Income after Provision	3,513	2,840	7,718	14,178
Non Interest Income/(Loss)	2,705	(14,022)	(4,283)	(10,279)
Non Interest Expense	9,829	7,471	25,373	21,116

Loss before Taxes	(3,611)	(18,653)	(21,938)	(17,217)
Income Tax Expense (Benefit)	474	(6,833)	474	(6,902)

Net Loss	(4,085)	(11,820)	(22,412)	(10,315)
Less Net Income attributable to noncontrolling interest	281	192	761	502
Net Loss attributable to Royal Bancshares	($4,366)	($12,012)	($23,173)	($10,817)

Loss per common share — basic	($0.37)	($0.90)	($1.84)	($0.81)

SELECTED RATIOS:
Return on Average Assets	-1.3%	-4.0%	-2.4%	-1.2%
Return on Average Equity	-15.4%	-36.0%	-29.3%	-10.3%
Average Equity to Assets	8.3%	11.2%	8.2%	11.8%
Book Value Per Share	$6.07	$8.82	$6.07	$8.82

CONDENSED BALANCE SHEET

(in thousands)	Sept. 30, 2009	Dec. 31, 2008
	(unaudited)	(unaudited)
Cash and Cash Equivalents	$70,776	$14,259
Investment Securities	464,932	361,254
Loans & Leases (net)	616,277	672,081
Assets Held for Sale	78,599	—
Premises and Equipment (net)	24,089	25,853
Accrued Interest receivable	14,512	13,580
Other Assets	92,625	88,559

Total Assets	$1,361,810	$1,175,586

Deposits	843,944	760,068
Liabilities Held for Sale	65,318	—
Borrowings	280,784	288,031
Other Liabilities	32,618	20,128
Subordinated debentures	25,774	25,774
Royal Bancshares Shareholders’ Equity	110,855	79,687
Noncontrolling Interest	2,517	1,898

Total Equity	113,372	81,585

Total Liabilities and Equity	$1,361,810	$1,175,586

The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of Pennsylvania, Inc., which are required as a result of FIN 46(R) “Variable Interest Entities.”